Exhibit 5.24

[Letterhead of Rose Law Firm, a Professional Association]

January 29, 2004

Laidlaw International, Inc.
55 Shuman Blvd.
Naperville, Illinois 60563

Jones Day
77 W. Wacker Drive
Chicago, Illinois 60601

Re:	EMCARE CONTRACT OF ARKANSAS, INC. as a subsidiary guarantor (“Subsidiary Guarantor”) in connection with the exchange offer of 10 3/4% Senior Notes by Laidlaw International, Inc. (“Laidlaw”) and Form S-4 Registration Statement of Laidlaw and certain affiliates, including Subsidiary Guarantor relating to said exchange offer (the “Registration Statement”)

Ladies and Gentlemen:

       We are acting as special local counsel to EMCARE CONTRACT OF ARKANSAS, INC., an Arkansas corporation (“Subsidiary Guarantor”) in connection with the above referenced exchange offer of senior notes by Laidlaw.

       For the purposes of the opinions set forth below we understand the Subsidiary Guarantor has executed and delivered the Indenture (“Indenture”) and, after effectiveness of the Registration Statement and completion of the exchange offer, will execute the Exchange Guarantee (“Guaranty”; sometimes, together with the Indenture herein called the “Documents”) described in the Registration Statement. Additionally, we have examined copies of the following:

1.	Articles of Incorporation and Bylaws of Subsidiary Guarantor; and

2.	Certificate of Good Standing for Subsidiary Guarantor issued by the Arkansas Secretary of State and dated as January 9, 2004; and

3.	Certificate of Corporate Resolutions for the Subsidiary Guarantor authorizing execution, delivery and performance of the Indenture and Guaranty and the transactions evidenced thereby, which you previously provided us.

4.	Certificate of Incumbency for the Subsidiary Guarantor, which you previously provided us.

       We have also made such investigations of law as were necessary and relevant as a basis for this opinion; but we have not undertaken any review of the Registration Statement or the accuracy of any statement made therein except as expressly set forth in this letter.

Laidlaw International, Inc.
Jones Day

       As to matters of fact bearing upon the opinions set forth below, we have, with your consent, relied solely upon and have not independently verified the accuracy of any representations, warranties and other factual statements contained in the Registration Statement or Documents, the Subsidiary Guarantor’s Articles of Incorporation, the January 9th Certificate of Good Standing, the Certificate of Corporate Resolutions of the Subsidiary Guarantor and the Certificate of Incumbency. We note that we do not represent the Subsidiary Guarantor in any other matters. Whenever the phrases “to our knowledge”, “to our knowledge after due inquiry” or similar words are used, the inquiry is, with your consent, limited to the representations, warranties and factual statements contained in the foregoing documents, and knowledge is, with your consent, limited to the matters set forth therein and the actual knowledge of the attorneys working on this matter, Garland J. Garrett and John T. Hardin, who are the only attorneys of this firm who have given substantive attention to these matters; provided, however, nothing has come to our knowledge which indicates such representations, warranties and factual statements are inaccurate. In rendering such opinions, we have further relied on the following assumptions, the accuracy of which we have not independently verified:

A.	Each signature is genuine and all signatories that are natural persons have legal capacity to execute the Documents.

B.	Each Document has been duly authorized, executed and delivered by each party thereto, other than Subsidiary Guarantor, and is enforceable against such party in accordance with its terms under the laws of all jurisdictions other than the State of Arkansas.

C.	Each Document executed by persons other than Subsidiary Guarantor has been duly authorized, executed and delivered by each such other person and is enforceable against each such other person in accordance with its terms.

D.	Each of Laidlaw and its various subsidiaries and affiliates, other than the Subsidiary Guarantor, is a business organization with its principal place of business outside of Arkansas, and the addressees of this letter are business and/or banking organizations and/or natural persons with their principal places of business and/or residences outside of Arkansas; the agreement on the final terms of the Documents and the transactions evidenced thereby, and the final execution and delivery of the Documents, all occurred outside the State of Arkansas; payment of all amounts on the Senior Notes or other evidences of indebtedness under the Documents will occur outside the State of Arkansas; the parties voluntarily elected the laws of New York to govern the Documents, and that jurisdiction has a reasonable relationship to the Documents and the transactions evidenced thereby; and the choice of such law is valid pursuant to the conflict of law principles of that jurisdiction.

E.	There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with execution or delivery of the Documents.

Laidlaw International, Inc.
Jones Day

       Based upon the foregoing, it is our opinion that:

•	The Subsidiary Guarantor is validly existing and in good standing under the laws of Arkansas;

•	As of the date of the Indenture, the Subsidiary Guarantor had all necessary power and corporate authority to enter into, and as of the date hereof, the Subsidiary Guarantor has all necessary corporate power and corporate authority to perform its obligations under, the Indenture; and

•	The execution, delivery and performance by the Subsidiary Guarantor of the Indenture has been authorized by all necessary action of the Subsidiary Guarantor; and

•	When the Registered Statement has become effective under the Securities Act of 1933 and the Subsidiary Guarantees of the Exchange Notes of the Guarantors (as such terms are defined in the Registration Statement) are delivered in accordance with the Exchange Offer, as described in the Registration Statement, in exchange for the Subsidiary Guaranties of the Outstanding Notes of the Guarantors, the Guarantee will be validly executed and delivered and constitute a valid and binding obligation of the Subsidiary Guarantor.

       The opinions hereby rendered are in addition to, and not in substitution for, any opinions previously rendered to you by the undersigned.

       The opinions expressed above are subject to the following exclusions, limitations, exceptions and qualifications:

i.	All of the opinions expressed herein are limited to the laws of the State of Arkansas and we express no opinion with respect to the laws of any other state or jurisdiction.

ii.	Our opinions do not cover the effect of any additional documents or instruments, or any amendment or supplement to the Documents, or the validity or enforceability of any additional documents or instruments, or amendments or supplements thereto following the date hereof, including without limitation any modifications, extension, waivers or releases.

iii.	The opinions set forth herein are subject to the qualifications that the enforceability of the Documents, if governed by Arkansas law, may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer laws or other similar laws or judicial decisions relating to or affecting the rights of creditors generally, (ii) the application of general principles of equity (regardless

Laidlaw International, Inc.
Jones Day

of whether considered in a proceeding in equity or at law), including (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, (iii) forfeiture or similar laws (including court decisions) of the State of Arkansas or of the United States permitting seizure by or forfeiture of property to a governmental entity, (iv) the effect of Arkansas usury laws on which we express no opinion and to which all of the opinions are subject, and (v) the validity of the Documents under the laws of any and all jurisdictions governing the same (except the State of Arkansas).

iv.	We express no opinion with respect to the legality, validity, binding nature, or enforceability of any of the following provisions of the Documents: (A) provisions relating to waivers or provisions precluding a party from asserting certain claims or defenses or from obtaining certain rights and remedies to the extent such provisions may be violative of public policy; (B) any indemnification provision to the extent such provision may be violative of public policy or purport to impose a duty upon any party to indemnify any other party when any claimed damages result from the negligence or willful misconduct of the party seeking such indemnity or purport to exculpate a party from the consequences of such party’s own negligence or fault; (C) provisions purporting to establish evidentiary standards in suits or proceedings; (D) provisions whereby a person or entity grants the power or authority to any other party to execute documents on behalf of such person or entity; (E) provisions relating to subrogation rights, delay or omission of enforcement of, or restriction of access to rights or remedies, severability, marshalling of assets, set-offs, exculpation clauses, rights of third parties, prohibitions against the transfer, alienation or hypothecation of property or transfer of rights by foreclosure; (F) provisions regarding the appointment of a receiver; and (G) any waiver of the right to a jury trial, waiver of service of process, or selection of venue for litigation; provided, however, the foregoing will not prevent the practical realization by you of the purposes of the Documents.

v.	We express no opinion as to any matters contemplated by the Documents except as expressly set forth herein and our review of some of the Documents or any other documents or instruments should not be construed as expanding our opinions or role beyond what is expressly set forth herein.

vi.	Except as expressly provided herein we have not been called upon to, and accordingly do not, express any opinion as to the various state and federal laws regulating you or the conduct of your business that may relate to the Documents or the transactions contemplated thereby. Without limitation to the foregoing we have not been called upon to, and accordingly do not, express any opinion as to various state and federal laws governing the issuance and sale of securities, including the law of Arkansas.

Laidlaw International, Inc.
Jones Day

vii.	We understand that you have received the opinion of Jones Day in connection with the Documents and the transactions evidenced thereby and that you are relying on such opinion, except to the extent of the matters dealt with in this opinion relating to the laws of Arkansas.

viii.	Our opinions may not be relied upon by any person other than the persons to whom this letter is addressed, and their respective assignees, successors and participants. We assume no obligation to revise or supplement our opinions should present laws be changed by legislative action, judicial decisions or otherwise, or should there be any change in the facts upon which our opinions are based. The opinions expressed herein represent our reasoned judgment as to certain matters of law based upon the facts presented or assumed and should not be considered or construed as a guaranty. Actions in reliance hereon are subject to the final business judgment of any parties acting in reliance. The liability of the Rose Law Firm, a Professional Association, is limited to the fullest extent possible under A.C.A. § 16-114-303 (1991 Supp.).

ix.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereby.

Very truly yours,

/s/ Rose Law Firm, a Professional Association